EXHIBIT 2.2

                      J.J.L. Holdings Company Ltd. and
                        M.B.A. Holdings Company, Ltd.

                    Standard Form Asset Purchase Contract


  This Standard Form Asset Purchase Contract ("Agreement") is made and entered into as of this 30th day of June, 1998 (the "Effective Date") by and between J.J.L. Holdings Company Ltd., an Ohio limited liability company whose principal place of business is at 2020 Dunlap, Cincinnati, Ohio 45202 ("J.J.L.") and M.B.A. Holdings Company, Ltd., an Ohio limited liability company whose principal place of business is at P. O. Box 369, Ross, Ohio 45061 (together with J.J.L., hereinafter "Purchaser"), and Stevens International, Inc. a Delaware corporation whose principal place of business is 5500 Airport Freeway, Forth Worth, Texas 76117 (hereinafter "Seller") for certain Assets (as defined herein) located at 2175 Schlichter Drive, Hamilton, Ohio, and at 851 Walnut Street, Hamilton, Ohio ("Seller's Walnut Street Premises").

  Recital:

  Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the Assets (as defined herein) according to the terms and conditions set forth in this Agreement. The purpose of this Agreement is to set forth the terms and conditions of such purchase and sale.

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which Seller and Purchaser herewith expressly acknowledge, Seller and Purchasers agree as follows:

  Purchase Price; Payment of the Purchase Price. The total purchase price for the Assets (and the real property being conveyed pursuant to a certain "Standard Deposit Receipt and Real Estate Purchase Contract" between the parties hereto and of even date herewith (the "Real Property Purchase Agreement")) shall be the sum of $4,360,000.00; there being no allocation of the purchase price between the two said contracts, such contracts shall be construed as one contract for all matters concerning the purchase price. Subject to the provisions hereof dealing with deposits, the Purchaser shall pay the balance of the purchase price at the Closing (as defined herein) by cashier's check or certified funds.

  Letters of Credit. Purchaser shall provide Seller with standby letters of credit in the aggregate amount of $4,360,000.00 and upon the terms and conditions mutually agreeable to Seller and Purchaser ("Letters of Credit").

  Contingency. The obligations of Purchaser are subject to Purchaser and Seller entering into a Real Estate Purchase Agreement for sale of the real property of Seller located on Schlichter Street in Hamilton Ohio (the "Real Property").

  The terms and conditions of this Agreement continue on the 3 pages that follow. Signatures on the face of this Agreement constitute agreement to the terms and conditions set forth in this entire Agreement.

  IN WITNESS WHEREOF, Seller and Purchaser have set their respective hands below as of the Effective Date.

  Purchasers:                         Seller:

  J.J.L. Holdings Company Ltd.        Stevens International, Inc.



  By:  Jeffrey L. Luggen              By:   George A. Wiederaenders
  Its:                                Its: Treasurer & Chief Financial Officer


  M.B.A. Holdings Company, Ltd.


  By:  Myron Bowing
  Its:

  1.   Definitions.    Some  of  the  defined  terms  of this Agreement are
  defined as follows:

  "Assets" shall mean: (i) such assets as may be specifically described on Exhibit A hereto; or (ii) unless otherwise set forth on Exhibit A hereto, all assets located on the Premises and owned by Seller or in which Seller has any right or interest as of the Effective Date. Such Assets shall include the changes and additions, if any, thereto (but not deletions therefrom) as may occur from the Effective Date to the date of Closing in the ordinary course of business of Seller and consistent with the terms and conditions of this Agreement (collectively, "the Assets"). Whether or not a description of the Assets is set forth on Exhibit A hereto, such Assets shall include any and all tangible or intangible assets used directly in connection with any of the Assets, including, without limitation: instruction manuals, repair manuals, warranties, literature, tools, attachments, dies, jigs, patterns, computer software (used solely in connection with the use and operation of the machinery and equipment but excluding all other software used in connection with the operation of the Seller's business which excluded software shall include financial reporting software, manufacturing software and other software used throughout the Seller's business), spare or replacement parts, supplies and consumables, electrical controls, and dust collection equipment; provided, however that the Assets shall not include (i) any interests in or to the corporate names of Seller or any of its affiliates, including Stevens International, Inc. and all variances thereof and all rights to use such names as trademarks; (ii) any intellectual property, including, but not limited to, patents, trademarks, service marks, trade names, copyrights and all related and equivalent rights including moral rights, rights in industrial designs, mask works, trade secrets, technology, know-how, processes, designs, drawings, electrical and pneumatic schematics, manuals, formulas, bills of materials and research and development files, of Seller (the "Intellectual Property") whether or not used in connection with the Assets (provided, however that Seller shall grant to Purchaser a nonexclusive, nontransferable license to use any such Intellectual Property that is owned by Seller and used in connection with the Assets) or (iii) such assets specifically described on Exhibit
  B. The Purchaser shall have the right, which may be exercised in its sole discretion, to decline to acquire title or possession or both, to any of the Asset(s) purchased hereunder and as to such declined asset(s) Purchaser shall not have any further duties in respect thereto; provided, however, that with respect to any Asset(s) not purchased hereunder then Purchaser shall have no right to reduce the Purchase Price.

  "Premises" means the business premises of Seller at the manufacturing portion and not the business office portion of Walnut Street Premises and its Schlichter Drive location also in Hamilton Ohio.

  2. Closing. The following terms apply to the Closing referred to in this Agreement. The Closing shall occur at the Seller's offices in Hamilton, Ohio as soon as practicable, but in no event shall Closing occur later than July 22, 1998. Unless the Seller and Purchaser otherwise agree in writing, if the Closing has not occurred by July 22, 1998, then either Seller or Purchaser may terminate this Agreement, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. Seller and Purchaser will in good faith use all reasonable efforts to achieve the Closing.

  3.   Conditions of Closing.   The    Closing   of  this   transaction  is
  expressly conditioned upon the occurrence of the following: (i) the simultaneous closing of the Real Property Agreement for sale of the Seller's real estate located at 2175 Schlichter Drive in Hamilton, Ohio;
  (ii) all liens on the property, both real and personal, to be sold under this Agreement and as provided for under the Real Property Agreement shall have been released and (iii) the assignment by Seller of its rights under that certain Phase I and Limited Phase II ESA prepared for Seller by Dames and Moore dated May 7, 1998.

  4. Sale and Purchase of Assets. Seller shall assign, convey, deliver, sell and transfer to Purchaser, and Purchaser shall accept, acquire and purchase from Seller, all right, title and interests of Seller in and to the Assets, which shall be conveyed to Purchaser at the Closing free and clear of any claim, encumbrance, lien, mortgage, pledge, security interest or any other interest of any kind or nature. The assignment, conveyance, delivery, sale and transfer of the Assets shall be effected by a bill of sale, with warranty of title, from Seller to Purchaser and all such other bills of sale, assignments, consents, endorsements, releases, terminations and other instruments in such form and substance as Purchaser may reasonably request.

  5. Standby Letters of Credit. Purchaser shall provide Seller with standby letters of credit in the aggregate amount of $4,360,000.00 and upon the terms and conditions mutually agreeable to Seller and Purchaser ("Letters of Credit").

  6. No Liabilities Assumed. Except as expressly set forth in this agreement, Purchaser assumes no liabilities, debts, or contractual obligations of the Seller.

  7. Purchaser's Auction Sale on Seller's Premises. Purchaser anticipates that the Assets being purchased hereunder will be resold by Purchaser at an auction sale ("Auction Sale"). As to the Auction Sale, Purchaser and Seller agree as follows: Purchaser will use its phone and fax numbers in all advertising of the Auction Sale, however, should Seller receive any inquiries regarding the Auction Sale, all pre-auction inquiries shall be immediately referred to Purchaser. Purchaser shall be responsible for the cost and preparation of any and all of its advertising and brochures. Seller hereby grants to Purchaser a limited, nontransferable, nonexclusive license to use the name and logo of Seller in such advertising and brochures and photos of the Assets and of Seller's business premises to advertise the sale. Purchaser shall have the absolute right to determine all of the terms of such Auction Sale and Seller shall cooperate with Purchaser in all respects. The Auction Sale shall be held at the Seller's Walnut Street Premises and Purchaser's premises at 2175 Schlichter Drive, Hamilton, Ohio. The Purchaser shall be entitled to use such portions of the Seller's Premises as are reasonably necessary for the preparation of the Assets pending the Auction Sale, the conduct of the Auction Sale itself and the loading and shipment of the Assets following the Auction Sale; provided, however, that (i) all Assets shall be removed from Seller's Walnut Street Premises upon the earlier of 45 days following the Auction Sale or November 15, 1998; (ii) Purchaser shall indemnify and hold Seller harmless from any losses, damages or claims arising from or in connection with the Auction Sale; and (iii) Purchaser shall make Seller a named insured under Purchaser's liability insurance policies until after the removal of all Assets from the Seller's Premises. Purchaser shall provide and pay the cost of all of the services to be performed in connection with the Auction Sale, except that Seller shall pay and provide: heat, light, power, water and any other necessary utilities related to the Premises and security of the Premises and the Assets.

  8. Environmental Matters. Seller hereby agrees that within 30 days following the Closing, Seller shall (i) deliver to Purchaser copies of the closing documentation for the removal of those certain 2,000, 3,000 and 22,000 gallon underground heating oil storage tanks and any other underground storage tanks on the Premises (closing documentation shall include any permits, approvals, inspection reports, contracts for removal, invoices for removal or remediation, soil testing results and any other documentation mutually agreed to by the parties); and (ii) remove all drums, whether empty or not, coolants including oil based coolants, except hydraulic oils, from the Assets and the Premises, including, without limitation, the several drums in the "obsolete equipment boneyard" and the "empty drum storage" area and the chemicals in the "oil/water separator" near the southwest corner of the gear cell building. Seller agrees that $20,000 from the purchase price may be withheld from the payment at Closing and held in escrow to secure the obligations of Seller under this section. If Seller fails to comply with the provisions of this section Purchaser may take such actions and receive reimbursement from the escrowed funds.

  9. Independent Contractor. The parties hereto agree and acknowledge that the Purchaser is an independent contractor and not a partner of the Seller and that neither party has the authority to act for or on behalf of the other or to bind the other to any contract on any matter. The Purchaser and the Seller agree that the relationship created by this Agreement is that of independent contractor and not that of employee and employer. Subject to the provisions of this Agreement, each party is responsible for the payment of their respective taxes, including, without limitation, all federal, state and local personal and business income taxes, sales and use taxes, other business taxes and license fees. Each party shall bear the cost and obligation to provide their respective employees unemployment and workers' compensation benefits or insurance coverages.

  10. Representations, Warranties and Agreements of Seller. Seller represents and warrants to (and all such representations and warranties shall survive the Closing and delivery of the instruments pursuant hereto for a period of one year), and agrees with Purchaser as follows: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to own all of the Assets and is duly qualified to do business and is in good standing in every jurisdiction in which any of such Assets are located or titled except where the failure to be so qualified would not have a material adverse effect on the Assets. The execution, delivery and performance of this Agreement by Seller has been or will be duly authorized by the board of directors of Seller in accordance with all applicable laws and the articles of incorporation and the by-laws of Seller, and at the Closing no further corporate action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the rights of creditors generally or the availability of equitable remedies. The execution, delivery and performance of this Agreement by Seller (i) is not contrary to the articles of incorporation or the by-laws of Seller, (ii) except as set forth in Exhibit C attached hereto, does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller or any of its respective assets is subject or bound, (iii) except as set forth in Exhibit C attached hereto will not result in the creation of any lien or other charge upon any assets of Seller, and (iv) except as set forth in Exhibit C attached hereto, will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or the Assets is subject or bound. Except as may be expressly set forth herein and except as set forth in Exhibit C attached hereto, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the performance by Seller of the obligations of Seller under this Agreement. Seller owns and possesses and will own and possess as of the Closing all rights, title and interests in and to the Assets, including, without limitation free and clear of all easements, liens, security interests, encumbrances, and other title defects or restrictions of any nature. Seller has and will have as of the Closing the rights, power and capacity to assign, convey, deliver, sell and transfer the Assets free and clear of any title defect or restriction. All tangible Assets of Seller are in the possession or under the control of Seller. The Assets are being acquired by Purchaser from Seller "AS IS, WHERE IS WITH ALL FAULTS". Seller enjoys peaceful and quiet possession of the Assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which Seller is operating and engaged in business. EXCEPT AS OTHERWISE EXPRESSLY
  PROVIDED IN THIS PARAGRAPH, SELLER IS MAKING NO REPRESENTATION OR WARRANTY, ACTUAL OR IMPLIED, AS TO THE ASSETS.

  11. Representations, Warranties and Agreements of Purchaser. Purchaser represents and warrants to (and all such representations and warranties shall survive the Closing and delivery of instruments pursuant hereto for period of one year) and agrees with Seller, as follows: Purchaser is corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions as contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by the board of directors of Purchaser in accordance with all applicable laws and the articles of incorporation and code of regulations of Purchaser, and at the Closing, no further corporate action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser. The execution, delivery and performance of this Agreement (i) is not contrary to the articles of incorporation or the code of regulations of Purchaser, (ii) does not now and will not, with the passage of time, the giving of notice of otherwise, result in a violation or breach of or constitute a default under any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Purchaser is a party, or to which Purchaser or any of its respective assets is subject or bound, (iii) will not result in the creation of any lien or other charge upon any assets of Purchaser, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Purchaser is a party, or to which Purchaser is subject or bound. Except as may be expressly set forth herein no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Purchaser for the authorization of this Agreement or the performance by Purchaser of the obligations of Purchaser thereunder.

  12. Insurance Casualty. Each party is responsible to keep in force all liability insurance coverages and vehicle insurance on their respective property in accordance with their customary practices. In the event prior to the Closing the Assets suffer a casualty (i) in the amount of $400,000 or less then the Purchaser shall be entitled to receive the insurance proceeds from Seller's liability coverage with respect to the Assets (the "Proceeds") and Seller shall pay the amount equal to the deductible under such coverage to Purchaser (the "Deductible") and (ii) in excess of $400,000 then the Purchaser, at its option, may terminate this Agreement or elect to receive the Proceeds and the Deductible.

  13.  Licenses.    Purchaser shall conduct all auctions through a licensed
  auctioneer under the laws of the State of Ohio.

  14. Indemnity. Seller agrees to indemnify Purchaser and hold it harmless from any loss, claim, liability, cost or expense, including reasonable attorneys fees and costs of litigation (collectively, "Claims"), arising out of or in connection with any matter which Seller has warranted hereunder including without limitation, products liability Claims arising prior to the Closing with respect to the Assets and the Claims of creditors of Seller or other claimants against Seller, unless the same is caused solely by the gross negligence, willful or wanton conduct of the Purchaser or its agents or employees. Should any liability of Seller, whether known or unknown, contingent or not contingent, existing at the time of Closing or thereafter at any time be asserted against Purchaser whether or not such claim is well founded, under any theory, including, without limitation, that Purchaser is a successor to Seller, that all or any part of the Assets are subject to such liabilities, debts, or contractual obligations, that there is a security interest in the Assets securing any liabilities, debt, or contractual obligations of Seller, that there has been a fraudulent conveyance of the Assets or otherwise, then in such event, Seller
  indemnify   Purchasers   from   such  costs  (including  attorneys  fees)
  reasonably incurred to defend any such Claims and shall indemnify and hold Purchaser harmless from any Claim in connection therewith. Purchaser agrees to indemnify Seller, its directors, officers, agents, attorneys and affiliates, harmless from and against all Claims asserted against or incurred by any such indemnities by reason of or resulting from (a) breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein, (b) arising out of the ownership use or operation of the Assets after the Closing Date and (c) and sales, transfer or other taxes assessed or payable in connection with the transfer of Assets from Seller to Purchaser.

  15. Indemnification Procedures. The respective obligations and liabilities of Seller and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") with respect to Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions. Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof, together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified). In the event that the indemnifying party, by the thirtieth
  (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend any such claim, the party to be indemnified will, upon further notice to the indemnifying party have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account of and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims, prior to settlement, compromise or final determination thereof. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

  16. Indemnification Limitations. Seller's obligation to indemnify Purchaser set forth herein, shall, notwithstanding any other provision of this Asset Purchase Agreement, be limited such that any indemnification Claims against Seller shall be subject to a $25,000.00 threshold for all such claims in the aggregate, and recovery shall be limited to amounts in excess of such $25,000.00 threshold; and Seller shall not be obligated to indemnify Purchaser in excess of the aggregate purchase price received by Seller hereunder.

  17.  Default.

       (a) Permitted Termination. If this Agreement is terminated by either party pursuant to a right expressly given it to do so hereunder (herein referred to as a "Permitted Termination"), the Letters of Credit shall immediately be returned to Purchaser and neither party shall have any further rights or obligations hereunder.

       (b) Default by Seller. Seller shall be in default hereunder upon the occurrence of any one or more of the following events: (a) any of Seller's warranties or representations set forth herein are untrue in a material respect; or (b) Seller shall fail to meet, comply with or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Agreement, for any reason other than a Permitted Termination; or (c) Seller shall fail to deliver at the Closing any of the items required of Seller hereof, for any reason other than a Permitted Termination; or (d) Seller shall be in default under the Real Estate Purchase Agreement. In the event of a default by Seller hereunder, Purchaser may, as Purchaser's sole and exclusive remedy, do any one of the following: (i) terminate this Agreement and the Real Property Purchase Agreement by written notice delivered to Seller at or prior to the Closing; or (ii) enforce specific performance of this Agreement and the Real Property Purchase Agreement against Seller.

       (c) Default by Purchaser. Purchaser shall be in default hereunder upon the occurrence of any one or more of the following events: (a) Purchaser shall fail to meet, comply with or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Agreement, for any reason other than a Permitted Termination; or (b) Purchaser shall fail to deliver at the Closing any of the items required of Purchaser hereof, for any reason other than a Permitted Termination; or (c) Purchaser shall be in default under the Real Property Purchase Agreement. In the event of a default by Purchaser hereunder, Seller may present the standby letter of credit for payment and shall be entitled to the amounts thereunder. In addition, Seller shall be entitled to exercise any and all other remedies allowed by applicable law including enforcing performance of this Agreement and the Real Property Purchase Agreement; provided that any amounts received by Seller under the standby letter of credit shall be applied, dollar for dollar, against any damages or reimbursements to which Seller is entitled hereunder.

       (d) Breakup Fee. In lieu of any other remedies hereunder, Seller fails to consummate the transactions contemplated hereby and Purchaser shall not otherwise be in default hereunder and Seller sells the Assets and the Real Property to another third party on or before October 31, 1998 for a purchase price equal to or in excess of the purchase price provided for herein, Seller shall upon consummation of such transaction, pay Purchaser a fee of $436,000.

  18. Construction, Integration and Binding Effect. This Agreement shall be construed and enforced to the fullest extent possible pursuant to the laws of the State of Ohio. This Agreement, together with the Schedules, represent and constitute the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior discussions, negotiations, understandings, agreements, representations or other communications. This Agreement shall be binding upon and shall inure to the parties' respective heirs, executors, personal representatives, successors and assigns.

  19. Confidentiality. Each party acknowledges that, in the course of performing its duties under this Agreement, it may obtain information which is of a confidential and proprietary nature. Such information may include, but is not limited to trade secrets, know-how, inventions, techniques, processes, programs, schematics, customer lists and financial information. Each party owns and intends to maintain its ownership of all such information (the "Confidential Information"). Each party shall at all times, maintain in the strictest confidence and trust all such Confidential Information received, and shall not use such Confidential Information other than as contemplated under this Agreement.

  20. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement,
  (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed as set forth in this Agreement (or at such other address or number as is given in writing by a party after the Effective Date).

  21.  Counterparts.    This  Agreement  may  be  executed  in  one or more
  counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

  22. Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

  23. Possession of Assets. Possession of the Assets will be given to Purchaser on the Closing. Purchaser will not acquire any title to the Assets until possession has been given to it in accordance with this Agreement, and, accordingly, all risk and loss with respect to the Assets will be borne by Seller until possession has been given to Purchaser. For purposes of this Agreement, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement; provided, however, that in the event that Purchaser pays all or part of the purchase price for the Assets, Purchaser may, at Purchaser's option, deem all or a part of the Assets sold to Purchaser without any document of title or conveyance having been yet transferred and exercise any or all of such rights as an owner of the Assets or part thereof might reasonably exercise.

  24. Waivers. Any failure by Seller or by Purchaser to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition set forth in this Agreement.

  25. Right of Inspection. From and after the Effective Date to the Closing, Seller will give to Purchaser and the accountants and other representatives of Purchaser, reasonable access during normal business hours to the Assets and upon Purchaser's request, Seller will furnish to Purchaser, at Purchaser's expense, copies of any agreements or records, which are in Seller's possession that relate to the Assets. Such investigation will not affect the warranties and representations of
  Seller under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of Seller will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Seller or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

  26.  Amendment.    This Agreement may not be amended, changed or modified
  in any respect whatsoever except in a writing signed by Purchaser and Seller.

  27.  Assignment.    The  rights of the Purchaser and of Seller under this
  Agreement are assignable; provided that any such assignment shall not release Purchaser from its obligations under the Letters of Credit.

  28. Cooperation. Seller and Purchaser shall cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

  29. Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between Seller and Purchaser with regard to the purchase and sale of the Assets.

  30.  Governing  Laws.   This Agreement shall be governed by and construed
  in accordance with the laws of the State of Ohio.

  31. Sales and Transfer Taxes. Purchaser shall be liable for and shall indemnify Seller against any and all sales, transfer or other taxes assessed or payable in connection with the transfer of the Assets from Seller to Purchaser.

  32. Cost, Expenses and Fees. Each party hereto shall pay all costs, expenses and fees incurred by such party in connection with the consummation of the transactions contemplated hereby (whether or not such transactions are ultimately consummated).

  33. Closing Deliveries. At the Closing, Seller shall deliver to Purchaser the following: (a) a bill of sale conveying the Assets; (b) a copy of resolutions of the Board of Directors of Seller, or the Executive Committee of the Board of Directors of Seller, authorizing the execution, delivery and performance of this Asset Purchase Agreement and all related documents and agreements; (c) a certificate of a duly authorized officer of Seller, dated the Closing Date, as to the truth and correctness in all material respects of the representations and warranties of Seller. At the Closing, Purchaser shall deliver to Seller the following: (a) the purchase price by cashier's check or certified funds; (b) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of the Constituent Documents; (c) a certificate of a duly authorized officer of Purchaser, dated the Closing Date, as to the truth and correctness in all material respects of the representations and warranties of Purchaser contained herein; and (d) the original Letters of Credit.

  34. Publicity. Promptly following execution of this Asset Purchase Agreement, Seller may issue a press release announcing the transactions. Except for such press release or as may be required by law or court or administrative order or stock exchange rule, no party will issue any press release or similar public statement unless the other party has been provided a draft of such release and the opportunity to comment thereon.


                               END OF AGREEMENT

                                  EXHIBIT A

                                    Assets



                                  EXHIBIT B

                               Excluded Assets



                                  EXHIBIT C

                 Exceptions to Representations and Warranties



  1. The sale of Assets is prohibited by and requires the consent of Bank of America, N.A. ("B of A") pursuant to the Credit Agreement between Seller and B of A. Seller expects to refinance the indebtedness under the Credit Agreement pursuant to a Loan Agreement with Wells Fargo Bank, National Association ("Wells"), in which case the sale of Assets will require the consent of Wells which Seller expects to receive. In addition, the sale of the Asset requires the consent of holders of Seller's Senior Subordinated Notes. The Seller anticipates payment of the Senior Subordinated Notes prior to the Closing, in which case, no consent would be required.

  2. The sale of Assets without the required consents would result in default under and possible acceleration of the indebtedness set forth in No. 1 above.